Exhibit 99.1

For Immediate Release

Ignite Restaurant Group Reports Third Quarter 2014 Financial Results

Houston, TX—(BUSINESS WIRE)—October 29, 2014—Ignite Restaurant Group (NASDAQ: IRG) today reported financial results for the third quarter ended September 29, 2014.

Highlights for the third quarter of 2014 were as follows:

●	Total revenues were $215.2 million, compared to $227.6 million in the third quarter of 2013;
●	Comparable restaurant sales increased 7.5% at Brick House Tavern + Tap, decreased 4.4% at Joe’s Crab Shack and decreased 8.5% at Macaroni Grill;
●	Net loss was $6.5 million, or a loss of $0.25 per diluted share, compared to a net loss of $1.9 million, or a loss of $0.08 per diluted share in the third quarter of 2013;
●

Adjusted net loss (a non-GAAP measure) was $2.1 million, or a loss of $0.08 per diluted share, compared to an adjusted net loss of $1.0 million, or a loss of $0.04 per diluted share in the third quarter of 2013.

Ray Blanchette, Chief Executive Officer of Ignite Restaurant Group, stated, “With the new credit facility we put in place early in the quarter, we believe we have the near term financial flexibility to grow Brick House Tavern + Tap, while addressing brand specific issues at Joe’s and Mac Grill. I am excited to announce a major new counter service initiative at Romano’s Macaroni Grill. This program was just rolled out nationwide and will be publicly introduced with national TV advertising starting the week of November third.”

Mr. Blanchette continued, “Romano’s Macaroni Grill’s third quarter results reflected the conscious decision to walk away from unprofitable sales by not repeating the heavy discounting we tested in the prior year. Joe’s Crab Shack’s decrease in comparable store sales was largely focused in the northeast, where the markets are settling in after three years of heavy regional growth. Brick House Tavern + Tap continued its strong run with its eleventh consecutive quarter of same store sales growth.”

Review of Third Quarter 2014 Operating Results

Total revenues were $215.2 million in the third quarter of 2014, a decrease of 5.4% compared to $227.6 million in the third quarter of last year.

●	Revenues at Joe’s Crab Shack were $122.2 million during the third quarter of 2014 versus $128.0 million in the prior year. Comparable restaurant sales at Joe’s Crab Shack decreased 4.4%.

●

Revenues at Brick House Tavern + Tap were $17.1 million in the third quarter of 2014 compared to $12.2 million in the prior year. Comparable restaurant sales at Brick House Tavern + Tap increased 7.5%.

●	Revenues at Macaroni Grill were $76.0 million in the third quarter of 2014 compared to $87.4 million in the prior year. Comparable restaurant sales at Macaroni Grill decreased 8.5%.

Net loss for the third quarter of 2014 was $6.5 million, or $0.25 per diluted share. The Company’s net loss for the third quarter of 2014 included approximately $3.0 million of closure-related expenses due to restaurant conversions and closures; approximately $2.2 million of expenses related to a debt issuance write-off; a $1.8 million asset impairment charge; and approximately $0.4 million in transaction expenses. Excluding the impact of these items, adjusted net loss and adjusted net loss per diluted share (which are non-GAAP financial measures) were $2.1 million and $0.08, respectively, in the third quarter of 2014.

Net loss for the third quarter of 2013 was $1.9 million, or a loss of $0.08 per diluted share. The Company incurred approximately $0.8 million of acquisition related costs in connection with the acquisition of Macaroni Grill; an approximate $0.6 million loss on the disposal of fixed assets related to restaurant conversions, remodels and closures; approximately $0.5 million of expenses related to a proposed secondary stock offering and a $0.3 million gain on an insurance settlement. Excluding the impact of these items, adjusted net loss and adjusted net loss per diluted share (which are non-GAAP financial measures) were $1.0 million and $0.04, respectively.

A reconciliation between GAAP net income (loss) and adjusted net income (loss) is included in the accompanying financial data.

Development

During the third quarter of 2014, the Company opened two Joe’s Crab Shack restaurants, and one Brick House Tavern + Tap converted from a Macaroni Grill. Seven company-owned and one franchised Macaroni Grill locations closed during the quarter. Subsequent to the end of the third quarter, two additional company-owned Macaroni Grill locations were closed for a total of 14 Macaroni Grill closures during 2014. One Macaroni Grill that closed in a previous quarter is currently under construction and will re-open as a Brick House restaurant in late 2014 or early 2015.

Liquidity

At September 29, 2014, the Company had $32.9 million of cash and approximately $23.7 million of available borrowing capacity under its current credit facility. The company was in compliance with the credit facility’s financial covenants.

Conference Call

We will host a conference call to discuss our third quarter financial results today at 5:00 PM Eastern Standard Time. Hosting the call will be Ray Blanchette, Chief Executive Officer, and Michael Dixon, President and Chief Financial Officer. The conference call can be accessed live over the phone by dialing 888-221-9542 or for international callers by dialing 913-312-1513. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 6720636. The replay will be available until November 5, 2014. The call will also be webcast live from the Company's website at www.igniterestaurants.com under the “Investors” section.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. (NASDAQ: IRG) owns and operates over 300 restaurants throughout the U.S. Headquartered in Houston, Ignite's portfolio of restaurant concepts includes Joe's Crab Shack, Romano's Macaroni Grill and Brick House Tavern + Tap. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. The Company is also a franchisor for Macaroni Grill in locations in the U.S., U.S. territories and internationally. For more information on Ignite and its distinctive brands visit www.igniterestaurantgroup.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology.

A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements included in this press release, including the risk factors discussed in the Company’s Form 10-K for the year ended December 30, 2013 (which can be found at the SEC’s website www.sec.gov) and each such risk factor is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Results of Operations

The following tables present the consolidated statements of operations and selected other data for the thirteen and thirty-nine weeks ended September 29, 2014 and September 30, 2013, and selected consolidated balance sheet information as of September 29, 2014 and December 30, 2013:

Consolidated Statements of Operations	Thirteen Weeks Ended September 29, 2014		Thirteen Weeks Ended September 30, 2013
	(In thousands, except percent and per share data)

Revenues	$215,228	100.0%	$227,626	100.0%
Costs and expenses
Restaurant operating costs and expenses
Cost of sales	65,886	30.6%	69,191	30.4%
Labor expenses	64,018	29.7%	69,925	30.7%
Occupancy expenses	19,660	9.1%	19,746	8.7%
Other operating expenses	47,619	22.1%	48,241	21.2%
General and administrative	11,229	5.2%	13,825	6.1%
Depreciation and amortization	8,845	4.1%	7,506	3.3%
Pre-opening costs	1,210	0.6%	1,480	0.7%
Asset impairments and closures	3,308	1.5%	220	0.1%
Loss on disposal of assets	1,034	0.5%	1,165	0.5%
Total costs and expenses	222,809	103.5%	231,299	101.6%
Loss from operations	(7,581)	(3.5)%	(3,673)	(1.6)%
Interest expense, net	(5,039)	(2.3)%	(1,335)	(0.6)%
Gain on insurance settlements	89	0.0%	300	0.1%
Loss before income taxes	(12,531)	(5.8)%	(4,708)	(2.1)%
Income tax benefit	(6,001)	(2.8)%	(2,771)	(1.2)%
Net loss	$(6,530)	(3.0)%	$(1,937)	(0.9)%

Basic and diluted net loss per share data:
Net loss per share
Basic and diluted	$(0.25)		$(0.08)
Weighted average shares outstanding
Basic and diluted	25,672		25,632

Consolidated Statements of Operations	Thirty-Nine Weeks Ended September 29, 2014		Thirty-Nine Weeks Ended September 30, 2013
	(In thousands, except percent and per share data)

Revenues	$659,934	100.0%	$573,998	100.0%
Costs and expenses
Restaurant operating costs and expenses
Cost of sales	200,026	30.3%	172,277	30.0%
Labor expenses	199,860	30.3%	173,297	30.2%
Occupancy expenses	58,695	8.9%	46,799	8.2%
Other operating expenses	139,074	21.1%	118,481	20.6%
General and administrative	34,705	5.3%	40,727	7.1%
Depreciation and amortization	24,926	3.8%	19,675	3.4%
Pre-opening costs	1,972	0.3%	4,048	0.7%
Asset impairments and closures	4,400	0.7%	251	0.0%
Loss on disposal of assets	1,803	0.3%	1,557	0.3%
Total costs and expenses	665,461	100.8%	577,112	100.5%
Loss from operations	(5,527)	(0.8)%	(3,114)	(0.5)%
Interest expense, net	(8,682)	(1.3)%	(3,471)	(0.6)%
Gain on insurance settlements	89	0.0%	600	0.1%
Loss before income taxes	(14,120)	(2.1)%	(5,985)	(1.0)%
Income tax benefit	(9,092)	(1.4)%	(3,771)	(0.7)%
Net loss	$(5,028)	(0.8)%	$(2,214)	(0.4)%

Basic and diluted net loss per share data:
Net loss per share
Basic and diluted	$(0.20)		$(0.09)
Weighted average shares outstanding
Basic and diluted	25,654		25,627

Selected Consolidated Balance Sheet Information	September 29, 2014	December 30, 2013
	(In thousands)
Cash and cash equivalents	$32,932	$972
Total assets	373,009	347,084
Long term debt (including current portion)	162,585	131,982
Total liabilities	274,170	245,477
Total stockholders' equity	98,839	101,607

	Thirteen Weeks Ended		Thirteen Weeks Ended	Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2014		September 30, 2013	September 29, 2014		September 30, 2013
	(dollars in thousands)
Selected Other Data(1):
Restaurants opened during the period	3		4	3		10
Number of restaurants open (end of period):
Joe's Crab Shack	138		136	138		136
Brick House Tavern + Tap	21		16	21		16
Romano's Macaroni Grill	167		182	167		182
Total restaurants	326		334	326		334
Restaurant operating weeks
Joe's Crab Shack	1,774		1,740	5,310		5,144
Brick House Tavern + Tap	269		208	789		604
Romano's Macaroni Grill	2,215		2,391	6,810		4,623
Average weekly sales
Joe's Crab Shack	$69		$74	$66		$71
Brick House Tavern + Tap	$64		$59	$67		$60
Romano's Macaroni Grill	$34		$36	$37		$37
Change in comparable restaurant sales
Joe's Crab Shack	(4.4%	)	3.3%	(5.0%	)	0.8%
Brick House Tavern + Tap	7.5%		4.0%	8.7%		4.8%
Romano's Macaroni Grill	(8.5%	)	(2.7% )	(5.0%	)	(5.1%	)
Total	(5.4%	)	0.7%	(4.2%	)	(1.0%	)

(1)	Activity for Romano's Macaroni Grill commenced from the acquisition date of April 9, 2013.

Reconciliation of Non-GAAP Results to GAAP Results

The Company provided detailed explanation of this non-GAAP financial measure, including a discussion of the usefulness and purpose of the measure, in its Form 8-K filed with the Securities and Exchange Commission on October 29, 2014.

	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirty-Nine Weeks Ended	Thirty-Nine Weeks Ended
	September 29, 2014	September 30, 2013	September 29, 2014	September 30, 2013
	(In thousands, except per share data)
Net loss - GAAP	$(6,530)	$(1,937)	$(5,028)	$(2,214)
Adjustments:
Transaction costs(a)	421	832	510	6,035
Proposed secondary offering expenses	-	459	-	759
Costs related to conversions, remodels and closures	3,011	633	4,238	633
Write-off of debt issuance costs	2,241	-	2,241	483
Asset impairment	1,770	-	1,770	-
Non-recurring recruitment and training expenses	-	-	-	327
Gain on insurance settlements	(89)	(300)	(89)	(600)
Income tax effect of adjustments above	(2,898)	(639)	(3,416)	(2,676)
Adjusted net income (loss) - non-GAAP	$(2,074)	$(952)	$226	$2,747

Weighted average shares outstanding (GAAP)
Basic	25,672	25,632	25,654	25,627
Diluted	25,672	25,632	25,654	25,627
Net loss per share (GAAP)
Basic and diluted	$(0.25)	$(0.08)	$(0.20)	$(0.09)
Adjusted net income (loss) per share (non-GAAP)
Basic and diluted	$(0.08)	$(0.04)	$0.01	$0.11

(a)	Transaction costs include costs related to our acquisition of Romano's Macaroni Grill in 2013 and our debt refinancing in 2014.